UNITED STATES
SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
______________
SCHEDULE 14A INFORMATION

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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.1 )
Filed by the Registrant    ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒ Definitive Additional Materials
☐Soliciting Material under Rule 14a-12

Spruce Power Holding Corporation
(Name of Registrant as Specified In Its Charter)
________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check all boxes that apply):
☒    No fee required.
☐Fee paid previously with preliminary materials.
☐Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On July 28, 2026, Spruce Power Holding Corporation (the “Company”) sent a letter to certain of its stockholders, a copy of which is attached hereto as Exhibit 1.

Additional Information and Where to Find It

The Company has filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and a proxy card with respect to its solicitation of proxies for the Company’s 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”). The Definitive Proxy Statement contains important information about the matters to be voted on at the 2026 Annual Meeting. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE MATTERS TO BE VOTED ON AT THE 2026 ANNUAL MEETING. Stockholders are able to obtain free copies of these documents, and other documents filed with the SEC by the Company, through the website maintained by the SEC at www.sec.gov. In addition, stockholders are able to obtain free copies of these documents from the Company by contacting the Company’s Investor Relations by e-mail at investors@sprucepower.com, or by going to the Company’s Investor Relations page on its website at investors.sprucepower.com

Participant Information

The Company, its directors, and certain of its executive officers are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2026 Annual Meeting. Information about the compensation of our named executive officers and our non-employee directors is set forth in the section titled “Executive Officer and Director Compensation” in the Definitive Proxy Statement. Information regarding the participants’ holdings of the Company’s securities can be found in the section titled “Security Ownership of Certain Beneficial Owners and Management” in the Definitive Proxy Statement.

Exhibit 1

Management Proxy Reminder Letter (Second Notice)

URGENT: IMPORTANT NOTICE REGARDING YOUR INVESTMENT

July 28, 2026

Dear Fellow Stockholder,

We recently sent you proxy materials regarding the upcoming 2026 Annual Meeting of Stockholders of Spruce Power Holding Corporation, to be held on August 11, 2026.

According to our latest records, we have not yet received your vote. Please take a moment to vote your shares right away by following the instructions on the enclosed voting form. You can vote by internet, telephone or by signing the enclosed voting form and mailing it in the attached postage-paid envelope.

No matter how many shares you own, your voice is vital to ensuring a quorum is reached so the Company can conduct its official business. Your Board of Directors unanimously recommends that you vote "FOR" all proposals.

A Closer Look at Proposal 4: Redomiciliation from Delaware to Texas

Your vote on Proposal 4 deserves special attention. Unlike most routine matters, Proposal 4 requires the affirmative vote of a majority of all outstanding shares of the Company's common stock — not merely a majority of the votes cast. As a result, unvoted shares, abstentions, and broker non-votes all count the same as a vote AGAINST the proposal. Simply put, every share that is not voted makes it harder for Proposal 4 to pass.
Your Board of Directors unanimously recommends a vote "FOR" Proposal 4, for reasons that include:
•Aligning Our Legal Home with Our Operational Home: Spruce Power's headquarters, executive leadership, and Board meetings are already based in Houston, Texas. The Redomiciliation would align the Company's state of incorporation with the location of its operations.

•Meaningful Cost Savings: The Redomiciliation is expected to eliminate the Company's Delaware franchise tax obligation (which exceeded $6,000 in fiscal year 2025) and may reduce litigation-related expenses over time.

•Reduced Litigation Risk: Texas law, including a codified business judgment rule under the Texas Business Organizations Code, is designed to limit opportunistic and frivolous stockholder litigation against directors and officers.

•Your Rights Are Preserved: The proposed Texas charter and bylaws are designed to closely mirror the Company's current Delaware governing documents, and the Board believes the economic and voting rights of stockholders would, on balance, be reasonably comparable following the Redomiciliation.

•No Disruption to Your Investment: The Redomiciliation will not change the Company's business, jobs, management, headquarters, or properties. Spruce Power common stock is expected to continue trading without interruption under the symbol "SPRU."

Because Proposal 4 requires a majority of all outstanding shares, your vote is essential to its passage — please make sure your vote is cast and received before the Annual Meeting.

Why Your Vote Matters

Failing to achieve a quorum forces the Company to adjourn and reschedule the meeting. This incurs significant unnecessary administrative and mailing costs—expenses that are ultimately borne by the Company and its stockholders.

If you have already voted, please accept our sincere thanks and disregard this reminder. If you have any questions or need assistance voting your shares, please contact our proxy solicitor, Alliance Advisors, toll-free at 1-833-215-7320.

Thank you for your immediate attention to this matter and for your ongoing support of Spruce Power Holding Corporation.

Sincerely,

Christopher Hayes

President, Chief Executive Officer and Board Chair